UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 28, 2018

NTN BUZZTIME, INC.

(Exact name of Registrant as Specified in Charter)

Delaware	001-11460	31-1103425
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2231 Rutherford Rd, Suite 200
Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

(760) 438-7400

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 28, 2018, we entered into a loan and security agreement with AvidBank. The following is a summary of the material terms of that agreement:

●	AvidBank will loan us $4,000,000 as a one-time 48-month term loan, all of which we must use to pay-off the $4,050,000 of principal we borrowed from East West Bank (“EWB”). We will use our cash on hand to pay the remaining $50,000 we borrowed from EWB plus accrued and unpaid interest.

●	We must make monthly principal payments of $83,333.33 plus accrued and unpaid interest on the last business day of each month commencing on October 31, 2018 and through the loan’s maturing date, September 30, 2022.

●	Other than during the continuance of an event of default, the loan will bear interest at a variable rate per annum equal to the prime rate as set forth in The Wall Street Journal plus 1.75%.

●	We granted and pledged to AvidBank a first-priority security interest in all our existing and future personal property.

●	We must comply with these financial covenants:

o	Our EBITDA (as defined below) must be at least $1,000,000 for the trailing six month period as of the last day of each fiscal quarter. “EBITDA” means (a) net profit (or loss), after provision for taxes, plus (b) interest expense, plus (c) to the extent deducted in the calculation of net profit (or loss), depreciation expense and amortization expense, plus (d) income tax expense, plus (e) to the extent approved by AvidBank, other noncash expenses and charges, other onetime charges, and any losses arising from the sale, exchange, transfer or other disposition of assets not in the ordinary course of business.

o	The aggregate amount of unrestricted cash we have in deposit accounts or securities accounts maintained with AvidBank must be not less than $2,000,000 at all times.

●	Subject to customary exceptions, we are prohibited from borrowing additional indebtedness.

●	We paid $20,000 to AvidBank as a facility fee upon entering into the loan and security agreement.

●	If we prepay the loan before September 28, 2019, we must pay a prepayment fee of 1.75% of the principal amount repaid, and if we prepay the loan after such date but before September 28, 2020, we must pay a prepayment fee of 1.00% of the principal amount prepaid. There is no prepayment fee if we prepay the loan after September 28, 2020.

The loan and security agreement includes customary representations, warranties and covenants (affirmative and negative), including restrictive covenants that, subject to specified exceptions, limit our ability to: dispose of our business or property; merge or consolidate with or into any other business organization; incur or prepay additional indebtedness; create or incur any liens on our property; declare or pay any dividend or make a distribution on any class of our stock; or enter specified material transactions with our affiliates.

The loan and security agreement also includes customary events of default, including: payment defaults; breaches of covenants following any applicable cure period; material breaches of representations or warranties; the occurrence of a material adverse effect; events relating to bankruptcy or insolvency; and the occurrence of an unsatisfied material judgment against us. Upon the occurrence of an event of default, AvidBank may declare all outstanding obligations immediately due and payable, do such acts as it considers necessary or reasonable to protect its security interest in the collateral, and take such other actions as are set forth in the loan and security agreement.

The foregoing summary description of the loan and security agreement does not purport to be complete and is qualified in its entirety by reference to the loan and security agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement

The information in Item 1.01 is incorporated into this Item 1.02 by reference. On September 28, 2018 the amended and restated loan and security agreement we entered into with EWB on November 29, 2017, as amended on March 12, 2018, was terminated. Under that agreement EWB loaned us $4,500,000 as a one-time 36-month term loan. We were required to payments on the loan on the last calendar day of each month commencing on December 31, 2017 and through its maturity date, November 29, 2020. Payments were interest only until the payment due on June 30, 2018, at which time payments became principal plus interest. We granted a first-priority security interest to EWB under that agreement in all our existing and future personal property, which security interest was terminated upon repayment of the amounts owed thereunder.

The foregoing summary description of the EWB amended and restated loan and security agreement does not purport to be complete and is qualified in its entirety by reference to the full text of that agreement, which was filed as an exhibit to our Form 8-K filed with the U.S Securities and Exchange Commission (the “SEC”) on November 30, 2017 and to the first amendment to amended and restated loan and security agreement we entered into with EWB as of March 12, 2018, which was filed as an exhibit to our Form 10-Q filed with the SEC on May 11, 2018.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 above is incorporated into this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Loan and Security Agreement by and between Avid Bank and NTN Buzztime, Inc. dated September 28, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NTN BUZZTIME, INC.

BY:	/s/ Allen Wolff
Allen Wolff
Chief Financial Officer

Date: October 1, 2018